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                          January 12, 2021

       Timothy Scanlon
       General Counsel
       Omega Flex, Inc.
       451 Creamery Way
       Exton, PA 19341

                                                        Re: Omega Flex, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed January 8,
2021
                                                            File No. 333-251989

       Dear Mr. Scanlon:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Geoff
Kruczek at (202) 551-3641 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              David Huntington